Exhibit (a)(2)

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
SKYHAWK CAPITAL MANAGEMENT FUNDS TRUST

        Pursuant to Section 3810 of the Delaware Code, this Certificate of Amendment is being executed for the purpose of amending the Certificate of Trust of Skyhawk Capital Management Funds Trust, a Delaware statutory trust.

        The undersigned hereby certifies as follows:

        1.     The name of the trust prior to any changes effected by this Certificate of Amendment is Skyhawk Capital Management Funds Trust (the “Trust”).

        2.     Paragraph No. 1 of the Certificate of Trust of the Trust, filed with the Office of the Secretary of State of the State of Delaware on September 29, 2006, is hereby amended to read in its entirety as follows:

    “1.     Name. The name of the statutory trust is Skyhawk Funds Trust (the “Trust”).”

        3.     This Certificate of Amendment shall be effective upon the filing hereof with the Office of the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have duly executed this Certificate of Amendment as of the 1st day of December, 2006.

/s/ Eric Crigler Eric Crigler

/s/ Dana Russart Dana Russart

/s/ Scott Smart Scott Smart